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ENDO REPORTS FIRST QUARTER FINANCIAL RESULTS

•	Total quarterly revenues of $595 million, reported diluted (GAAP) loss per share of $3.41 and adjusted diluted EPS of $0.92.

•	Company raises expected 2014 revenues to a range from $2.55 billion to $2.64 billion and raises expected 2014 adjusted diluted EPS to a range from $3.60 to $3.85.

•	Company expects 2014 reported diluted (GAAP) loss per share to be in the range from $1.35 to $1.10.

•	Company announced the acquisitions of Grupo Farmaceutico Somar and Sumavel DosePro as it continues to transform into a leading global specialty healthcare company.

•	Company entered into agreements to repurchase approximately $240 million aggregate principal amount of its 1.75% Convertible Senior Notes due 2015.

•	Company Reaches Agreements in Principle to Settle a Substantial Majority of AMS Litigation Cases.
DUBLIN, May 1, 2014-- Endo International plc (NASDAQ: ENDP) (TSX:ENL) today reported first quarter 2014 revenues of $595 million, compared to first quarter 2013 revenues of $658 million. Endo reported a net loss of $437 million in first quarter 2014 compared to net income of $15 million in first quarter of 2013. As detailed in the supplemental financial information below, adjusted net income for the three months ended March 31, 2014 increased by 9 percent to $134 million, compared to adjusted net income of $123 million for the first quarter of 2013.
The net loss reported for the period is primarily attributable to a pre-tax, non-cash charge of approximately $625 million, to increase the company’s product liability reserve for all known, pending and estimated future claims primarily related to vaginal mesh cases. As announced previously, the change in the accrual for product liability claims is attributable to agreements in principle that the company's AMS subsidiary has reached to resolve approximately 20,000 claims, which represents a substantial majority of the claims relating to vaginal mesh products.

Reported diluted loss per share for the first quarter of 2014 was $3.41, compared to first quarter 2013 reported earnings per share of $0.14. Adjusted diluted EPS decreased by 16 percent to $0.92 for the first quarter of 2014 compared to $1.09 for the same period in 2013.
“We had a solid first quarter delivering strong operating results as we continue to execute against our strategic plans to transform Endo into a leading global specialty healthcare company,” said Rajiv De Silva, President and CEO of Endo. “We completed two acquisitions during the first quarter and will continue to actively pursue additional business development opportunities throughout the year. We are focused on building a diversified and sustainable portfolio of product offerings through a combination of disciplined allocation of capital to strategic growth opportunities and investment in organic growth drivers for our existing businesses."
FINANCIAL PERFORMANCE

($ in thousands, except per share amounts)
	1st Quarter
	2014	2013	Change
Total Revenues	$594,609	$658,494	(10)%
Reported Net Income	$(436,912)	$15,349	NM
Reported Diluted EPS	$(3.41)	$0.14	NM
Adjusted Net Income	$134,065	$123,238	9%
Adjusted Diluted EPS	$0.92	$1.09	(16)%
U.S. BRANDED PHARMACEUTICALS
On April 24, 2014 Endo announced that the company had acquired worldwide rights to Sumavel® DosePro® (sumatriptan injection) for subcutaneous use, a needle-free delivery system for sumatriptan, from Zogenix, Inc. The addition of Sumavel DosePro is expected to be immediately accretive to Endo's adjusted diluted earnings per share.
First quarter 2014 branded pharmaceutical revenues were $234 million, a 35 percent decrease compared to first quarter 2013 branded pharmaceutical revenues. This decrease was primarily attributable to the decrease in net sales of LIDODERM®. First quarter 2014 net sales of LIDODERM decreased 82 percent compared to the first quarter 2013. This decrease is attributable to the effects of the loss of market exclusivity for the product in September 2013. The decrease of LIDODERM sales in the first quarter was partially offset by $38 million of royalty revenues that Endo recognized per the terms of its previously announced Watson (now doing business as Actavis, Inc.) Settlement Agreement.

Endo expects to launch an Authorized Generic (AG) version of LIDODERM imminently through its Qualitest business. Endo obtained the right to launch an AG on May 1, 2014 according to the terms of its previously announced Watson (now doing business as Actavis, Inc.) Settlement Agreement.
First quarter 2014 net sales of Voltaren® Gel increased 4 percent when compared to first quarter 2013 net sales. This increase is attributable to growth in demand. According to IMS Health, total prescriptions for Voltaren Gel increased by 23 percent in the first quarter of 2014 when compared to the first quarter of 2013.
First quarter 2014 net sales of OPANA® ER decreased 17 percent compared to first quarter 2013. This decrease is primarily attributable to a year-over-year decrease in demand. According to IMS Health, total prescriptions for OPANA ER decreased by 13 percent compared to first quarter 2013.

U.S. GENERIC PHARMACEUTICALS
First quarter 2014 generic product net sales of $212 million represent an increase of 19 percent compared to first quarter 2013 generic product net sales. This increase is attributable to strong demand for Qualitest's diversified product portfolio and the addition of sales from Boca Pharmacal following the close of that acquisition on February 3, 2014.
INTERNATIONAL PHARMACEUTICALS
On February 28, 2014, Endo completed the acquisition of Paladin Labs. The transaction accelerates the strategic transformation of Endo into a leading global specialty healthcare company and creates a platform for future growth in North America and around the globe.
On April 29, 2014, Endo announced a definitive agreement to acquire Grupo Farmaceutico Somar, a leading privately-owned specialty pharmaceuticals company based in Mexico City, Mexico. Somar is focused on the development, manufacturing, marketing and commercialization of high-quality products across all key market segments in Mexico. Endo expects the transaction to be immediately accretive to adjusted earnings per share.
First quarter 2014 sales of $24.8 million for the international segment are attributable to the Paladin Labs business following the close of the acquisition.

In addition, the company now expects the merger between Endo and Paladin Labs to be taxable to U.S. shareholders of Endo Health Solutions as a result of the shareholder gain from the transaction. The final determination is subject to the Company completing its shareholder basis study, which is expected to be finalized in 2014.
DEVICES
In the first quarter 2014, device sales were $124 million, an increase of 1 percent, at current exchange rates, compared to the first quarter of 2013. This increase is primarily attributable to increased sales for AMS's benign prostatic hyperplasia (BPH) business which increased 12 percent in the first quarter of 2013 when compared to the first quarter of 2013. This increase is primarily attributable to increased GreenLight fiber sales.
In the first quarter 2014, Men's Health sales increased 1 percent compared to first quarter 2013. This increase is primarily attributable to growth in sales of male continence products including the AMS 800TM Urinary Control System and the AdVanceTM Male Sling System.
In the first quarter 2014 Women's Health sales decreased by 10 percent compared to the same period last year. The decrease in Women's Health sales is attributable to year-over-year declines in U.S.-based procedural volumes.

2014 Financial Guidance
Endo's estimates are based on projected results for the twelve months ended Dec. 31, 2014 and management's current belief about prescription trends, pricing levels, inventory levels and the anticipated timing of future product launches and events. The company's guidance for reported (GAAP) earnings per share does not include any estimates for potential new corporate development transactions. For the full twelve months ended Dec. 31, 2014, at current exchange rates, Endo estimates:

•	Total revenue to be between $2.55 billion and $2.64 billion

•	Reported (GAAP) diluted loss per share to be between $1.35 and $1.10

•	Adjusted diluted earnings per share to be between $3.60 and $3.85

•	Adjusted diluted earnings per share assume full year adjusted diluted shares outstanding of 158 million
The company's 2014 guidance is based on certain assumptions including:

•	Adjusted gross margin of between 63 percent and 65 percent

•	Year-over-year low-double digit percentage decrease of Adjusted Operating Expenses

•	Adjusted interest expense of approximately $205 million

•	Adjusted effective tax rate of between 23 percent and 25 percent
Balance Sheet Update
In April 2014 the company entered into agreements to repurchase approximately $240 million aggregate principal amount of its 1.75% Convertible Senior Notes due 2015 through privately negotiated transactions. In conjunction with the repurchase of the notes the company also plans to complete privately negotiated transactions to repurchase a proportional amount of the related warrants that are part of the convertible note hedge. The company expects the repurchase of the notes and the warrants to reduce the dilutive effects on its weighted average diluted shares outstanding for 2014.

As mentioned previously, the company increased its product liability reserve for all known, pending and estimated future claims primarily related to vaginal mesh cases by approximately $625 million raising the reserve to approximately $1.1 billion. The change in the reserve for product liability claims is attributable to the previously mentioned agreements in principle reached by the company's AMS subsidiary to resolve the substantial majority of claims relating to vaginal mesh products.

Conference Call Information
Endo will conduct a conference call with financial analysts to discuss this news release today at 7:30 a.m. ET. Investors and other interested parties may call 866-318-8612 (domestic) or +1 617-399-5131 (international) and enter passcode 77043540. Please dial in 10 minutes prior to the scheduled start time.
A replay of the call will be available from May 1, 2014 at 9:30 a.m. ET until 11:59 p.m. ET on May 8, 2014 by dialing 888-286-8010 (domestic) or +1 617-801-6888 (international) and entering passcode 27504760.
A simultaneous webcast of the call can be accessed by visiting www.endo.com. In addition, a replay of the webcast will be available until 11:59 p.m. ET on May 8, 2014. The replay can be accessed by clicking on “Events” in the Investor Relations section of the website.

Supplemental Financial Information
The following tables provide a reconciliation of our reported (GAAP) statements of operations to our adjusted statements of operations (Non-GAAP) for each of the three months ended March 31, 2014 and 2013 (in thousands, except per share data):

Three Months Ended March 31, 2014 (unaudited)	Actual Reported (GAAP)	Adjustments		Non-GAAP Adjusted
REVENUES	$594,609	$—		$594,609

COSTS AND EXPENSES:
Cost of revenues	251,961	(56,415)	(1)	195,546
Selling, general and administrative	226,704	(78,665)	(2)	148,039
Research and development	41,680	(10,076)	(3)	31,604
Litigation-related and other contingencies	626,151	(626,151)	(4)	—
Acquisition-related and integration items	45,269	(45,269)	(5)	—
OPERATING (LOSS) INCOME	$(597,156)	$816,576		$219,420
INTEREST EXPENSE, NET	53,398	(5,969)	(6)	47,429
LOSS ON EXTINGUISHMENT OF DEBT	9,596	(9,596)	(7)	—
OTHER INCOME, NET	(6,032)	—		(6,032)
(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX	$(654,118)	$832,141		$178,023
INCOME TAX	(215,421)	258,495	(8)	43,074
(LOSS) INCOME FROM CONTINUING OPERATIONS	$(438,697)	$573,646		$134,949
DISCONTINUED OPERATIONS, NET OF TAX	$5,419	$(2,669)	(9)	$2,750
CONSOLIDATED NET (LOSS) INCOME	$(433,278)	$570,977		$137,699
Less: Net income attributable to noncontrolling interests	3,634	—		3,634
NET (LOSS) INCOME ATTRIBUTABLE TO ENDO INTERNATIONAL PLC	$(436,912)	$570,977		$134,065
DILUTED EARNINGS PER SHARE DATA ATTRIBUTABLE TO ENDO INTERNATIONAL PLC.:
Continuing operations	$(3.42)			$0.93
Discontinued operations	0.01			(0.01)
DILUTED (LOSS) EARNINGS PER SHARE	$(3.41)			$0.92
DILUTED WEIGHTED AVERAGE SHARES	128,135			145,361
Notes to reconciliation of our GAAP statements of operations to our adjusted statements of operations:

(1)	To exclude amortization of commercial intangible assets related to developed technology of $52,679, a step-up in inventory of $3,581 and accruals for milestone payments to partners of $155.

(2)
To exclude certain separation benefits and other costs incurred in connection with continued efforts to enhance the company's operations of $1,201, amortization of intangible assets of $2,515, mesh litigation-related defense costs of $14,949 and excise tax payments of $60,000.

(3)	To exclude milestone payments to partners of $11,000 and adjustments to accruals for other costs incurred in connection with continued efforts to enhance the company's operations of $(924).

(4)	To exclude the net impact of accruals primarily for mesh-related product liability.

(5)	To exclude acquisition and integration costs of $45,269 associated with the Paladin, Boca and other acquisitions.

(6)	To exclude additional interest expense as a result of the prior adoption of ASC 470-20.

(7)	To exclude the unamortized debt issuance costs written off and recorded as a net loss on extinguishment of debt upon our refinancing of our term loan indebtedness.

(8)	To reflect the cash tax savings results from our acquisitions and dispositions and the tax effect of the pre-tax adjustments above at applicable tax rates.

(9)	To exclude certain items related to the HealthTronics business, which is reported as Discontinued operations, net of tax, that the Company believes does not reflect its core operating performance.

Three Months Ended March 31, 2013 (unaudited)	Actual Reported (GAAP)	Adjustments		Non-GAAP Adjusted
REVENUES	$658,494	$—		$658,494

COSTS AND EXPENSES:
Cost of revenues	254,381	(44,736)	(1)	209,645
Selling, general and administrative	227,232	(21,267)	(2)	205,965
Research and development	38,769	(5,815)	(3)	32,954
Litigation-related and other contingencies	68,232	(68,232)	(4)	—
Asset impairment charges	1,100	(1,100)	(5)	—
Acquisition-related and integration items	558	(558)	(6)	—
OPERATING INCOME	$68,222	$141,708		$209,930
INTEREST EXPENSE, NET	44,276	(5,450)	(7)	38,826
LOSS ON EXTINGUISHMENT OF DEBT	11,312	(11,312)	(8)	—
OTHER (INCOME) EXPENSE, NET	(18,269)	19,227	(9)	958
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX	$30,903	$139,243		$170,146
INCOME TAX	9,250	36,558	(10)	45,808
INCOME FROM CONTINUING OPERATIONS	$21,653	$102,685		$124,338
DISCONTINUED OPERATIONS, NET OF TAX	$4,950	$5,204	(11)	$10,154
CONSOLIDATED NET INCOME	$26,603	$107,889		$134,492
Less: Net income attributable to noncontrolling interests	11,254	—		11,254
NET INCOME ATTRIBUTABLE TO ENDO INTERNATIONAL PLC	$15,349	$107,889		$123,238
DILUTED EARNINGS PER SHARE DATA ATTRIBUTABLE TO ENDO INTERNATIONAL PLC.:
Continuing operations	$0.19			$1.10
Discontinued operations	(0.05)			(0.01)
DILUTED EARNINGS PER SHARE	$0.14			$1.09
DILUTED WEIGHTED AVERAGE SHARES	113,189			113,189
Notes to reconciliation of our GAAP statements of operations to our adjusted statements of operations:

(1)	To exclude amortization of commercial intangible assets related to marketed products of $44,736.

(2)
To exclude certain separation benefits and other costs incurred in connection with continued efforts to enhance the company’s operations of $10,453, amortization of customer relationships of $2,514 and mesh litigation-related defense costs of $8,300.

(3)	To exclude milestone payments to partners of $2,574 and certain separation benefits and other costs incurred in connection with continued efforts to enhance the company’s operations of $3,241.

(4)	To exclude the net impact of accruals for litigation-related and other contingencies.

(5)	To exclude asset impairment charges.

(6)	To exclude acquisition-related and integration costs.

(7)	To exclude additional interest expense as a result of the prior adoption of ASC 470-20.

(8)
To exclude the unamortized debt issuance costs written off and recorded as a net loss on extinguishment of debt upon prepayments on our term loan indebtedness as well as upon the amendment and restatement of our credit facility.

(9)	To exclude patent litigation settlement income.

(10)	To reflect the cash tax savings results from our acquisitions and the tax effect of the pre-tax adjustments above at applicable tax rates.

(11)	To exclude certain items related to the HealthTronics business, which is reported as Discontinued operations, net of tax, that the Company believes does not reflect its core operating performance.

Non-GAAP Adjusted net income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, we stress that these are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP Adjusted net income and its components (unlike U.S. GAAP net income and its components) may not be comparable to the calculation of similar measures of other companies. These Non-GAAP financial measures are presented solely to permit investors to more fully understand how management assesses performance. See Endo's Current Report on Form 8-K filed today with the Securities and Exchange Commission for an explanation of Endo's reasons for using non-GAAP measures.
Reconciliation of Projected GAAP Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share Guidance for 2014

	Year Ending
	December 31, 2014
Projected GAAP diluted income per common share	$(1.35)	To	$(1.10)
Upfront and milestone-related payments to partners	0.14		0.14
Amortization of commercial intangible assets and inventory step-up	1.51		1.51
Acquisition Related, Integration and restructuring charges	0.76		0.76
Charges for litigation and other legal matters	4.35		4.35
Basic to Diluted weighted average share count effect	0.08		0.08
Interest expense adjustment for ASC 470-20 and other treasury related items	0.12		0.12
Tax effect of pre-tax adjustments at the applicable tax rates and certain other expected cash tax savings as a result of acquisitions	(2.01)		(2.01)
Diluted adjusted income per common share guidance	$3.60	To	$3.85
The company's guidance is being issued based on certain assumptions including:

•	Certain of the above amounts are based on estimates and there can be no assurance that Endo will achieve these results.

•	Includes all completed business development transactions as of May 1, 2014.

About Endo
Endo International plc is a global specialty healthcare company focused on improving patients' lives while creating shareholder value. Endo develops, manufactures, markets, and distributes quality branded pharmaceutical, generic and device products through its operating companies. Endo has global headquarters in Dublin, Ireland, and US headquarters in Malvern, PA. Learn more at www.endo.com.

(Tables Attached)
The following tables present Endo's unaudited Net Revenues for the three months ended March 31, 2014 and 2013:
Endo International plc
Net Revenues (unaudited)
(in thousands)

	Three Months Ended March 31,		Percent Growth
	2014	2013
Branded Pharmaceuticals:
LIDODERM®	$33,080	$187,024	(82)%
OPANA® ER	46,953	56,327	(17)%
Voltaren® Gel	37,559	36,110	4%
PERCOCET®	28,980	26,618	9%
FORTESTA® Gel	11,143	14,654	(24)%
FROVA®	15,280	13,777	11%
SUPPRELIN® LA	13,757	13,426	2%
VALSTAR®	5,379	5,415	(1)%
VANTAS®	1,698	3,867	(56)%
Other Branded Products	576	273	111%
Royalty and Other Revenue	39,760	98	NM
Total Branded Pharmaceuticals	$234,165	$357,589	(35)%
Total Generic Pharmaceuticals	$211,855	$178,253	19%
Total International Pharmaceuticals	24,822	—	NM
Devices:
Men's Health	68,321	67,568	1%
Women's Health	25,837	28,604	(10)%
BPH Therapy	29,609	26,480	12%
Total Devices	123,767	122,652	1%
Total Revenue	$594,609	$658,494	(10)%

The following table presents unaudited condensed consolidated Balance Sheet data at March 31, 2014 and December 31, 2013:

	March 31, 2014	December 31, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,041,280	$526,597
Restricted cash and cash equivalents	67,505	770,000
Marketable securities	74,279	—
Accounts receivable	790,508	725,827
Inventories, net	464,099	374,439
Assets held for sale	—	160,257
Other assets	352,520	297,387
Total current assets	$2,790,191	$2,854,507
TOTAL NON-CURRENT ASSETS	6,737,778	3,717,349
TOTAL ASSETS	$9,527,969	$6,571,856
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,621,938	$1,243,205
Liabilities related to assets held for sale	—	31,571
Other current liabilities	406,122	421,896
Total current liabilities	$2,028,060	$1,696,672
LONG-TERM DEBT, LESS CURRENT PORTION, NET	3,495,646	3,323,844
OTHER LIABILITIES	966,900	966,124
STOCKHOLDERS' EQUITY:
Total Endo International plc shareholders’ equity	$2,967,335	$526,018
Noncontrolling interests	70,028	59,198
Total shareholders’ equity	$3,037,363	$585,216
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$9,527,969	$6,571,856

The following table presents unaudited condensed consolidated Statement of Cash Flow data for the three months ended March 31, 2014 and 2013:

	Three Months Ended March 31,
	2014	2013
OPERATING ACTIVITIES:
Consolidated net (loss) income	$(433,278)	$26,603
Adjustments to reconcile consolidated Net (loss) income to Net cash used in operating activities
Depreciation and amortization	74,588	66,819
Share-based compensation	7,595	15,331
Amortization of debt issuance costs and premium / discount	9,952	9,776
Other	(176,423)	22,122
Changes in assets and liabilities which provided (used) cash	270,623	(199,398)
Net cash used in operating activities	(246,943)	(58,747)
INVESTING ACTIVITIES:
Purchases of property, plant and equipment, net	(20,818)	(23,645)
Acquisitions, net of cash acquired	(113,464)	(3,645)
Proceeds from sale of business, net	55,271	—
Settlement escrow	3,148	—
Decrease in restricted cash and cash equivalents	702,495	—
Other	15,167	(10,000)
Net cash provided by (used in) investing activities	641,799	(37,290)
FINANCING ACTIVITIES:
Cash distributions to noncontrolling interests	(5,285)	(12,832)
Principal borrowings (payments) on indebtedness, net	126,782	(99,777)
Exercise of options	21,593	12,826
Other	(40,688)	(11,167)
Net cash provided by (used in) financing activities	102,402	(110,950)
Effect of foreign exchange rate	12	(412)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	497,270	(207,399)
LESS: NET DECREASE IN CASH AND CASH EQUIVALENTS OF DISCONTINUED OPERATIONS	(17,413)	(4,722)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS OF CONTINUING OPERATIONS	514,683	(202,677)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	526,597	529,689
CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,041,280	$327,012

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Canadian securities legislation. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect Endo's current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Although Endo believes that these forward-looking statements and information are based upon reasonable assumptions and expectations, readers should not place undue reliance on them, or any other forward-looking statements or information in this news release. Investors should note that many factors, as more fully described in the documents filed by Endo with securities regulators in the United States and Canada including under the caption “Risk Factors” in Endo's Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and with securities regulators in Canada on System for Electronic Document Analysis and Retrieval (“SEDAR”) and as otherwise enumerated herein or therein, could affect Endo's future financial results and could cause Endo's actual results to differ materially from those expressed in forward-looking statements contained in Endo's Annual Report on Form 10-K. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause Endo's actual results to differ materially from expected and historical results. Endo assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required under applicable securities law.
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